Exhibit 99

NEWS RELEASE

Thomas E. Rathjen

Vice President, Investor Relations

561-989-5800 | www.nabi.com

NABI BIOPHARMACEUTICALS ANNOUNCES FULL YEAR

AND FOURTH QUARTER 2005 FINANCIAL RESULTS

Boca Raton, Florida, February 23, 2006 - Nabi Biopharmaceuticals (NABI: Nasdaq) reported today that total revenues for the full year ended December 31, 2005 were $108.1 million compared to $179.8 million in 2004. A decrease in revenues was expected and was primarily driven by the March 2005 expiration of a ten-year agreement to distribute WinRho SDF® ([Rho(D) Immune Globulin (Human)] in the U.S. In addition, sales of PhosLo® (calcium acetate) decreased from the prior year primarily due to the company’s decision to withdraw the tablet formulation of the product from the market and focus its commercialization efforts on the patient advantaged gelcap formulation. This resulted in lower total wholesaler inventory levels of PhosLo. In reporting full year PhosLo sales of $13.9 million, the company noted that as part of the year-end closing process it identified an error in the calculation of rebates payable under certain Federal programs. The correction of this error in the fourth quarter reduces PhosLo sales by $3.9 million. This error was not material to any of the company’s previously reported quarterly results. Net loss was $128.4 million or $2.15 per share for the twelve months ended December 31, 2005, compared to a net loss of $50.4 million or $0.86 per share for the same period in 2004. During 2005, the company made significant investments in a Phase III clinical trial of StaphVAX® [Staphylococcus aureus Polysaccharide Conjugate Vaccine] and its preparations for an expected 2006 launch of the product in Europe. In December 2005, the company announced that based on the results from its StaphVAX phase III clinical trial, it would record write-downs related to pre-launch inventory, a contract manufacturing right and a company-owned manufacturing facility completed in 2005. Those write-downs totaled $27.4 million and were recorded in the fourth quarter of 2005. Cash, cash equivalents and marketable securities at year-end 2005 were $106.9 million.

“Significant effort in 2005 was directed toward the commercialization of StaphVAX. With the disappointing clinical results we announced in November, we have quickly focused on the three core elements of our operating strategy: optimizing the value of current operations, building value through strategic partnerships and commercial alliances and demonstrating proof-of-concept clinical evidence for selected pipeline products utilizing Phase II clinical trials that will follow the design of projected Phase III studies,” stated Thomas H. McLain, chairman, chief executive officer, and president, Nabi Biopharmaceuticals. “We look forward to the completion of the ongoing assessment of the StaphVAX results and setting a clear direction for what next steps, if any, will build value in our staph aureus infections program. In 2006, we will advance the clinical development of our Gram-positive infections program with antibodies and vaccines for S. epidermidis infections. In addition, the results of our NicVAX™ Phase IIb study and the regulatory advances with our Civacir™ program have positioned us to begin important Phase II ‘proof of concept’ studies for both of these programs in 2006.”

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NABI BIOPHARMACEUTICALS ANNOUNCES FULL YEAR AND FOURTH QUARTER 2005

FINANCIAL RESULTS

“From an operational perspective, we believe that the results from the D-COR study and the analysis of outcomes for thousands of patients in the DOPPS database have supported the efficacy and benefits of PhosLo to treat hyperphosphatemia. New prescription data for the fourth quarter supports that the weight of the scientific and clinical evidence available to physicians today demonstrates the importance of PhosLo as a first-line therapy in dialysis patients. We expect to capitalize on this opportunity in 2006 with an expected approval of PhosLo in Europe. We look forward to working with commercial partners to advance its benefits to patients in Europe and ultimately the rest of the world,” noted Mr. McLain.

Mr. McLain continued, “Our business strategy enabled us to quickly react to a major disappointment with the StaphVAX clinical trial result. Our ability to generate cash flow from operating activities, especially the cash flow from our biopharmaceutical business, together with our cash resources will help fund the investment in important proof of concept studies for key near-term product candidates. We are also focused on entering into alliances and partnerships to generate additional sources of cash and cash flow to advance these programs. I also want to acknowledge that the momentum we have at the beginning of 2006 is a reflection of the talented and dedicated team working together at Nabi Biopharmaceuticals. I truly appreciate the privilege to work with this team.”

2005 Milestones and Developments

StaphVAX and Altastaph™ [Staphylococcus aureus Immune Globulin Intravenous (Human)]

•	Announced results from a confirmatory Phase III study of StaphVAX that did not meet its primary endpoint

•	Withdrew the Marketing Authorization Application (MAA) for StaphVAX filed with the European Medicines Agency (EMEA)

•	Initiated an assessment and convened an external advisory panel to investigate the causes for the Phase III clinical study results with StaphVAX as contrasted with earlier positive results

•	Placed the clinical development of StaphVAX and Altastaph on hold until the assessment can be completed

•	Recorded a write down of the value of vaccine manufacturing related assets and pre-launch inventories of StaphVAX

•	Altastaph designated an orphan medicinal product by EMEA in the EU for treatment of S. aureus bacteremia

Gram-positive Bacterial Infections

•	Completed two Phase I immune response studies for a next generation vaccine using the company’s patented S. epidermidis (PS-1) and S. aureus Type 336 antigens

•	Advanced pre-clinical development of the community acquired S. aureus program with an antigen related to the PVL toxin associated with a majority of these infections

NicVAX™ (Nicotine Conjugate Vaccine)

•	Completed open label dose ranging study in Europe with a new formulation of the vaccine

•	Awarded a $4.1 million grant by the U.S. National Institute on Drug Abuse (NIDA) for partial funding of the development program for NicVAX

•	Completed manufacture of a clinical lot of NicVAX in the company’s commercial scale manufacturing facility for use in a planned Phase II clinical study

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NABI BIOPHARMACEUTICALS ANNOUNCES FULL YEAR AND FOURTH QUARTER 2005

FINANCIAL RESULTS

Civacir™ [Hepatitis C Immune Globulin (Human)]

•	Received input from regulators in U.S. and EU to advance clinical development

•	Designated an orphan medicinal product in Europe

•	Granted fast track status by the FDA

PhosLo

•	Completed enrollment in CARE2 clinical study

•	Completed enrollment in EPICK clinical study

•	Filed a lawsuit against Roxane Laboratories, Inc. for infringement of the PhosLo Gelcap patent.

Intellectual Property

•	Awarded a patent for GP-1 antigen for staphylococcus infections including S.epidermidis. This antigen may inhibit colonization of the bacteria on catheters and implanted devices

Financing

•	Completed private placement of $112.4 million in 2.875% convertible notes due 2025. Proceeds from sale are to be used for general corporate purposes and to fund clinical trials.

Leadership

•	Leslie Hudson, Ph.D., was elected to the board of directors. Dr. Hudson adds extensive research and commercialization experience within the biopharmaceutical industry.

•	Joseph Johnson joined the company as senior vice president, People, Process, and Technology. Mr. Johnson is responsible for advancing the areas of organizational and process development and information technology.

•	Stephan E. Lawton joined the company as vice president, government affairs. Mr. Lawton will lead policy development initiatives and serve as a liaison for the company in Washington D.C.

•	Thomas E. Rathjen joined the company as vice president, investor relations. Mr. Rathjen will lead the company’s communications and outreach with the investment community.

•	Mark L. Smith announced his resignation as the company’s senior vice president, finance and chief financial officer. Mr. Smith has accepted another career opportunity. His resignation is effective on or about March 1, 2006 to facilitate the filing of the 2005 Annual Report on Form10-K. An active search for a new chief financial officer is underway.

Review of Operations

PhosLo

Revenues for PhosLo of $13.9 million were significantly below the previous year level of $37.6 million primarily reflecting the decision to fully transition to the gelcap formulation of the product. This action led to a significant reduction in total inventories of PhosLo at wholesalers and distributors. At year-end 2005, no tablet inventories remain in the U.S. distribution channel and wholesaler inventories of PhosLo Gelcaps were significantly reduced. Further, in preparing year-end financial statements the company assessed the need for higher Medicaid rebate accruals reflecting greater utilization of PhosLo by Medicaid eligible patients. The result included adjustments to reported revenues for PhosLo for errors related to prior periods, none of which were material to the quarters or years affected. Looking forward, with this significant reduction in inventories and the introduction of Medicare Part D prescription coverage, the company is positioned to take full advantage of strengthening patient demand trends reported in the fourth quarter of 2005. For the full year, patient use of PhosLo in 2005 was consistent with 2004,

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NABI BIOPHARMACEUTICALS ANNOUNCES FULL YEAR AND FOURTH QUARTER 2005

FINANCIAL RESULTS

despite the introduction of a competitive product in the first quarter of 2005. In the fourth quarter, the company incorporated important new clinical data to solidify PhosLo’s position as first-line therapy for treatment of hyperphosphatemia. As a result of these efforts, externally supplied data show that the new prescription share for PhosLo increased to 50%, 10% more than the nearest competitor. This is the strongest competitive position for PhosLo in its history with Nabi Biopharmaceuticals.

Noted Mr. McLain, “We believe that positive trends for new PhosLo prescriptions reflect the mounting body of evidence supporting calcium based binders and their superior control of phosphate and calcium phosphate product, including the DOPPS study presented at the recent American Society of Nephrology meeting.”

The Dialysis Outcomes Practice Pattern Study (DOPPS), compared treatment outcomes of 9,000 dialysis patients worldwide, who were being treated for hyperphosphatemia. The study confirmed that patients treated with calcium based binders controlled serum phosphorus levels more effectively than those taking Renagel® (sevelamer hydrochloride). Serum calcium levels were the same in patients dosed with calcium and non-calcium based binders. PhosLo is the only calcium based prescription phosphate binder available to patients in the U.S.

Nabi-HB® [Hepatitis B Immune Globulin (Human)]

Sales of Nabi-HB were $39.2 million compared to $40.2 million in 2004. Sales in 2005 reflect lower HBV liver transplant activity in 2005, partially offset by increased use of Nabi-HB among patients receiving maintenance therapy following liver transplant surgery.

WinRho SDF and Other Biopharmaceutical Products

Sales of WinRho SDF, for which the ten-year distribution agreement ended in March 2005, were $6.2 million for 2005 compared to $47.9 million in 2004.

Sales of other biopharmaceutical products were $2.9 million in 2005 compared to $6.2 million in 2004, primarily reflecting lower sales of Aloprim™ (allopurinol sodium) for Injection following introduction of a competitive product.

Antibody Sales

Total antibody sales were $45.9 million in 2005 compared $48.0 million in 2004 reflecting lower sales of anti-D antibodies partially offset by increased sales of tetanus and rabies antibodies.

Operating Expenses

Research and development expense in 2005 was $66.8 million compared to $61.0 million in 2004 primarily reflecting the costs associated with completing the StaphVAX phase III clinical trial, conducting immunogenicity studies in cardiac surgery and orthopedic surgery patient populations and conducting studies and activities to support establishing vaccine manufacturing in a new plant. Research and development activities in the year also supported the advancement of key programs including next generation Gram-positive infection vaccines and antibodies, NicVAX and Civacir.

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NABI BIOPHARMACEUTICALS ANNOUNCES FULL YEAR AND FOURTH QUARTER 2005

FINANCIAL RESULTS

Research and development expense also reflects clinical trials and filings to broaden the product labels for PhosLo and Nabi-HB and to support launch of these products in Europe.

Selling, general and administrative expense was $68.4 million in 2005 compared to $55.3 million in 2004 as the company prepared for the planned launch of StaphVAX including establishing initial commercial operations in Europe. The company announced in December 2005 that it would close its European operations based on the withdrawal of the StaphVAX MAA. The costs associated with the closure were approximately $1 million.

Operating expenses in 2005 also included charges for the write-down of the company’s vaccine manufacturing facility totaling $19.8 million and its intangible manufacturing right asset totaling $2.7 million. These charges resulted from the StaphVAX phase III clinical trial result reported during the fourth quarter. The cash investment for these assets was incurred in prior periods.

The reported tax benefit for 2005 was $0.9 million. This included the impact of establishing a valuation allowance against all of the company’s deferred tax assets in the fourth quarter of 2005.

Management’s discussion of 2005 results and expectations for 2006 webcast can be accessed via the Nabi Biopharmaceuticals website at http://www.nabi.com. If you do not have Internet access, the U.S./Canada call-in number is 866-383-8108 conference code 43071086, and the international call-in number is 617-597-5343 conference code 43071086. An audio replay will be available for U.S./Canada callers at 888-286-8010 conference code 95917960, and for international callers at 617-801-6888 conference code 95917960.

An archived version of the webcast will be available at the same Internet address through March 2, 2006. The audio replay will also be available through March 2, 2006. The press release will be available on the company’s website at http://www.nabi.com.

2006 Milestones

•	Issue a report summarizing the conclusions reached with the outside panel of experts on the analysis of the StaphVAX clinical program. This report is expected during the first half of 2006,

•	Initiate the NicVAX Phase II proof-of-concept study, scheduled to commence during the second quarter of 2006, to assess safety, efficacy and optimal dose regimen. This trial is expected to generate statistical data sufficient for a decision whether to proceed to a pivotal Phase III study.

•	Begin the Civacir Phase II proof-of-concept study scheduled to commence during the second half of 2006, to assess safety, efficacy and optimal dose regimen. This trial is expected to generate statistical data sufficient for a decision whether to proceed to a pivotal Phase III study.

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NABI BIOPHARMACEUTICALS ANNOUNCES FULL YEAR AND FOURTH QUARTER 2005

FINANCIAL RESULTS

•	Advance the preparations for a Phase II proof-of-concept study for a multi-valent vaccine or antibody product targeting S. epidermidis infections scheduled to commence during the first half of 2007. The benefit of a multi-valent product in reducing or treating infection in high-risk patient populations will be evaluated. Based upon the outcome of the StaphVAX assessment, this trial may incorporate antigens to the capsular polysaccharide to S. aureus Types 5 and 8.

•	Receive EU approval of PhosLo, anticipated during the first half of 2006.

•	Complete the PhosLo CARE2 and EPICK studies in the second half of 2006.

•	Based on expected EPICK data, submit license applications in the U.S. and Europe for an indication for the use of PhosLo to control hyperphosphatemia in chronic kidney disease patients in the second half of 2006.

•	Receive EU approval of Nabi-HB® Intravenous [Hepatitis B Immune Globulin (Human) Intravenous] under the trade name of HEBIG™.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and market products that fight serious medical conditions. The company has three products on the market today: PhosLo® (calcium acetate), Nabi-HB® [Hepatitis B Immune Globulin (Human)], and Aloprim™ (allopurinol sodium) for Injection). Nabi Biopharmaceuticals is focused on developing products that address unmet medical needs and offer commercial opportunities in our core business areas: Gram-positive bacterial infections, hepatitis, kidney disease (nephrology) and nicotine addiction. For a complete list of pipeline products, please go to http://www.nabi.com/pipeline/index.php. The company is headquartered in Boca Raton, Florida. For additional information about Nabi Biopharmaceuticals, please visit our website at http://www.nabi.com.

Forward-Looking Statement

Statements in this press release about the company that are not strictly historical are forward-looking statements and include statements about our marketed products, products in development, demand for our products, clinical trials and studies, licensure applications and approvals, assessment of the StaphVAX phase III trial results, and alliances and partnerships. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to the company’s ability to advance the development of products currently in the pipeline or in clinical trials; complete the assessment of the StaphVAX Phase III clinical trials during the first half of 2006; maintain the human and financial resources to commercialize current products and bring to market products in development; obtain regulatory approval for its products in the U.S., Europe or other markets; successfully develop manufacture and market its products; realize future sales growth for its biopharmaceutical products; prevail in patent

NABI BIOPHARMACEUTICALS ANNOUNCES FULL YEAR AND FOURTH QUARTER 2005

FINANCIAL RESULTS

litigation; raise additional capital on acceptable terms; re-pay its outstanding convertible senior notes when due. Many of these factors are more fully discussed, as are other factors, in the company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2004 filed with the Securities and Exchange Commission.

NABI BIOPHARMACEUTICALS ANNOUNCES FULL YEAR AND FOURTH QUARTER 2005

FINANCIAL RESULTS

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2005	December 25, 2004	December 31, 2005	December 25, 2004
Sales	$25,331	$41,648	$108,055	$179,763
Costs and expenses:
Costs of products sold, excluding amortization of intangible assets	22,660	21,310	67,217	76,345
Royalty expense	483	4,646	3,623	17,569

Gross margin, excluding amortization of intangible assets	2,188	15,692	37,215	85,849
Selling, general and administrative expense	17,188	16,440	68,448	55,286
Research and development expense	15,593	14,954	66,836	61,003
Amortization of intangible assets	2,194	2,248	8,928	8,673
Write-off of intangible asset	2,684	—	2,684	—
Impairment of vaccine facility	19,842	—	19,842	—
Other operating expense, principally freight	76	153	349	521

Operating loss	(55,389)	(18,103)	(129,872)	(39,634)

Interest income	1,351	517	4,094	1,628
Interest expense	(1,082)	(95)	(3,097)	(2,199)
Other (expense) income, net	(373)	195	(482)	213

Loss before (provision) benefit for income taxes	(55,493)	(17,486)	(129,357)	(39,992)

(Provision) benefit for income taxes	(20,086)	434	908	(10,398)

Net loss	$(75,579)	$(17,052)	$(128,449)	$(50,390)

Basic and diluted loss per share	$(1.25)	$(0.29)	$(2.15)	$(0.86)

Basic and diluted weighted average shares outstanding	60,231	59,302	59,862	58,800

SUPPLEMENTAL INFORMATION:
Sales by Operating Segment
Biopharmaceutical Products	$9,928	$28,757	$62,137	$131,813
Antibody Products:
Specialty antibodies	8,815	5,631	22,936	23,270
Non-specific antibodies	6,588	7,260	22,982	24,680

Total antibodies	15,403	12,891	45,918	47,950

Total	$25,331	$41,648	$108,055	$179,763

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NABI BIOPHARMACEUTICALS ANNOUNCES FULL YEAR AND FOURTH QUARTER 2005

FINANCIAL RESULTS

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, amounts in thousands)

	December 31, 2005	December 25, 2004
Cash and cash equivalents	$101,762	$94,759
Marketable securities	5,172	8,350
Restricted cash, current	816	672
Trade accounts receivable, net	22,322	32,405
Inventories, net	22,323	20,175
Prepaid expenses and other assets	2,672	6,227
Property, plant and equipment, net	94,084	115,406
Intangible assets, net	78,332	89,728
Other assets, net	914	449

Total assets	$328,397	$368,171

Trade accounts payable and accrued expenses	$43,490	$54,233
Notes payable and capital lease obligations, net	13,556	23,844
2.875% Convertible Senior Notes	109,145	—
Other liabilities	379	5,773
Stockholders’ equity	161,827	284,321

Total liabilities and stockholders’ equity	$328,397	$368,171

Capital expenditures were $8.7 million and $22.6 million for the twelve months ended December 31, 2005 and December 25, 2004, respectively.

Depreciation and amortization expenses were $19.0 million and $18.2 million for the twelve months ended December 31, 2005 and December 25, 2004, respectively.

The 2004 condensed balance sheet has been derived from the audited balance sheet for the year ended December 25, 2004. Certain items in the 2004 consolidated financial statements have been reclassified to conform to the current year’s presentation.

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